EXHIBIT 99.1

j2 Global Completes Private Placement of
$250 Million Senior Unsecured Notes

LOS ANGELES - July 26, 2012 - j2 Global, Inc. [NASDAQGS:JCOM] today announced that it has completed the issuance of $250 million aggregate principal amount of its 8.000% Senior Notes due 2020 (the “Notes”) in a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  The Notes will pay interest semi-annually at a rate of 8.000% per annum and are unsecured obligations of j2 Global, Inc.

The Notes were issued only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, and outside the United States only to non-U.S. persons pursuant to Regulation S.  The Notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

About j2 Global
Founded in 1995, j2 Global, Inc. provides cloud services to individuals and businesses around the world. j2 Global's network spans 49 countries on six continents. The Company offers Internet fax, voice and email solutions. j2 Global markets its services principally under the brand names eFax®, Onebox®, eVoice®, FuseMail®, Campaigner®, KeepItSafe® and CampaignerCRM™.

Contact:
Laura Hinson
j2 Global, Inc.
800-577-1790
laura.hinson@j2.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the senior notes offering. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including market and other conditions.  The forward-looking statements provided in this press release are based on limited information available to the Company at this time, which is subject to change. Although management's expectations may change after the date of this press release, the Company undertakes no obligation to revise or update these statements.